Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS THIRD QUARTER RESULTS

RONKONKOMA, N.Y. – July 25, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal third quarter and first nine months ended June 30, 2008.

For the fiscal third quarter ended June 30, 2008, net sales were $535 million compared to $503 million for the fiscal third quarter ended June 30, 2007, an increase of $31 million or 6%.

Net income for the fiscal third quarter ended June 30, 2008 was $46 million, or $0.72 per diluted share, compared to $51 million, or $0.74 per diluted share, for the fiscal third quarter ended June 30, 2007.  While net sales increased 6% during the fiscal third quarter ended June 30, 2008, overall gross profit decreased from 52% to 51% and advertising costs increased.

Adjusted EBITDA for the fiscal third quarter ended June 30, 2008 was $87 million compared to $95 million for the prior like quarter.  At June 30, 2008, NBTY had total assets of $1.5 billion and working capital of $529 million.

For the nine months ended June 30, 2008, net sales were $1.6 billion, an increase of $60 million or 4% compared to the nine months ended June 30, 2007.

Net income for the nine months ended June 30, 2008 was $136 million, or $2.06 per diluted share, compared to $159 million, or $2.29 per diluted share, for the nine months ended June 30, 2007.  The decrease in net income reflects increases in advertising costs and selling, general and administrative costs.

Adjusted EBITDA for the nine months ended June 30, 2008 was $258 million compared to $291 million for the nine months ended June 30, 2007.

During the fiscal third quarter ended June 30, 2008, NBTY repurchased 600,000 shares of its common stock for approximately $17 million.  For the fiscal year 2008 to date, NBTY repurchased a total of 6.7 million shares of its common stock under an existing publicly announced share repurchase program.  Accordingly, the number of weighted average diluted shares for the fiscal third quarter ended June 30, 2008 was 63 million.

On July 14, 2008, NBTY completed the purchase of substantially all of the assets of Leiner Health Products Inc., a leading manufacturer of store brand vitamins, minerals and nutritional supplements, for $371 million. The purchase was funded with the use of NBTY’s existing $325 million revolving credit agreement and the balance from cash on hand.

The Company is putting into place a $625 million secured credit facility, consisting of the Company’s existing $325 million revolving credit facility and a new $300 million five year term loan.  The term loan and cash on hand will be used to repay the borrowings under the revolving credit agreement.  Thereafter, the entire revolving credit agreement will be undrawn and available for future borrowings.

The acquisition, which includes Leiner’s U.S. store brand vitamins, minerals and supplements products and Vita Health Products, Inc., Leiner’s Canadian subsidiary, enhances NBTY’s leadership position in the wholesale market sector and strengthens the Company’s ability to provide continuous product supply to its customers.  Manufacturing capabilities will be expanded with the addition of four facilities in California, one in North Carolina and one in Canada.  This will increase NBTY’s manufacturing and warehouse footprint from

approximately 4 million square feet to more than 5.7 million square feet.   For its fiscal year ended March 29, 2008, the Leiner debtor-in-possession entity is expected to disclose net sales of $490 million with a gross profit of $65 million.  Integration of the operation into NBTY should take approximately nine months with an elimination of $30 million for salaries for redundant sales and administration functions.

OPERATIONS FOR THE FISCAL THIRD QUARTER ENDED JUNE 30, 2008

Net sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Solgar, Osteo Bi-Flex, Rexall, Ester-C and other brands, increased $35 million or 14% to $284 million from $248 million for the prior like quarter.

Gross profit for the Wholesale operation was 41%, compared to 42% for the prior like quarter.  While the gross profit percentage decreased, reflecting changes in product mix and more promotional programs offered to customers, market share continued to increase.  Information Resources Inc. (IRI) tracks industry-wide sales of vitamins, minerals, herbs and other supplements in the food, drug and mass market sectors.  For the thirteen week period ended June 30, 2008, IRI reported an increase in the entire category of 9.5%.  According to IRI, for that same period, the Company’s Wholesale division reported a 24.6% increase.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division, comprised of Vitamin World Stores in the United States and LeNaturiste stores in Canada, were $50 million for the fiscal third quarter ended June 30, 2008 compared with $56 million for the prior like quarter.  The higher gross profit percentage at Vitamin World allowed the operation to improve its operating profit from $500,000 to $4 million, although LeNaturiste operated at a loss.

Same store sales for North American Retail decreased 6% for the fiscal third quarter of 2008.  The North American Retail division continues to focus on rationalizing SKUs, enhancing visual merchandising and increasing customer traffic.  During the fiscal third quarter of 2008, the North American Retail division closed 4 under-performing stores and added 1 new store. At the end of the fiscal third quarter, the North American Retail division operated a total of 527 stores consisting of 447 Vitamin World stores in the United States and 80 LeNaturiste stores in Canada.  During the remainder of fiscal 2008, North American Retail anticipates opening 2 stores and closing 8 under-performing stores.

European Retail net sales for the fiscal third quarter of 2008 were $146 million compared to $153 million for the prior like period.  European Retail division same store sales in local currency decreased 6% reflecting the continued difficult retail environment.  The European Retail division consists of 518 Holland & Barrett and 31 GNC stores in the UK, 19 Nature’s Way stores in Ireland, and 70 DeTuinen stores in the Netherlands for a total of 638 stores.  During the fiscal third quarter of 2008 the European Retail division opened 2 stores.  During the remainder of fiscal 2008, the European Retail division anticipates opening 13 additional stores.  The European Retail division continues to leverage its premier status, high street locations and brand awareness in a difficult retail environment.

Net sales from Direct Response/E-Commerce operations for the fiscal third quarter of 2008 increased $8 million, or 17% to $55 million from $47 million for the fiscal third quarter of 2007.  The Company has made a strategic decision to focus on increasing the customer base of its Direct Response/E-Commerce division.  Accordingly, the Company has incurred higher advertising and selling costs which resulted in lower operating profits in this fiscal quarter.  Processed orders increased by over 150,000 for the fiscal third quarter and 419,000 for the nine months compared to the prior like periods.  Average order size for the fiscal third quarter decreased to $66 from $68 for the fiscal third quarter of 2007.  The Company believes it will be successful in accomplishing its goal to expand its customer base.

This division varies its promotional strategy throughout the fiscal year, utilizing highly promotional priced catalogs which are not offered in every quarter.  Direct Response’s historical results reflect this pattern and should therefore be viewed on an annual and not quarterly basis.

The Direct Response operations include catalog and online internet sales.  This division’s strategic plan is to increase internet sales by continuing to incorporate new technologies.  For this fiscal third quarter online sales increased to 45% of total Direct Response/E-Commerce sales compared to 39% for the fiscal third quarter of 2007.  NBTY remains the leader in the direct response and e-commerce sectors and continues to increase the number of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said:  “The Leiner acquisition is another milestone for NBTY and will play a vital role in further entrenching our position as the worldwide leader in the nutritional supplement industry.  Our commitment to providing the highest quality products and services to our customers remains the cornerstone of our successes as we continue to implement strategic initiatives to generate growth and increase shareholder value.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Ester-C® (www.Ester-C.com), Leiner® and Your Life® brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)	For the three months ended June 30,
	2008	2007

Net sales	$534,519	$503,368

Costs and expenses:
Cost of sales	262,455	240,597
Advertising, promotion and catalog	35,732	28,268
Selling, general and administrative	166,058	157,484
	464,245	426,349

Income from operations	70,274	77,019

Other income (expense):
Interest	(3,721)	(3,819)
Miscellaneous, net	2,417	3,822
	(1,304)	3

Income before provision for income taxes	68,970	77,022

Provision for income taxes	23,444	25,796
Net income	$45,526	$51,226

Net income per share:
Basic	$0.74	$0.76
Diluted	$0.72	$0.74

Weighted average common shares outstanding:
Basic	61,280	67,353
Diluted	62,830	69,600

(In thousands, except per share amounts)	For the nine months ended June 30,
	2008	2007

Net sales	$1,577,895	$1,518,065

Costs and expenses:
Cost of sales	764,069	727,174
Advertising, promotion and catalog	108,908	89,472
Selling, general and administrative	500,590	461,387
	1,373,567	1,278,033

Income from operations	204,328	240,032

Other income (expense):
Interest	(11,239)	(13,036)
Miscellaneous, net	11,089	7,468
	(150)	(5,568)

Income before provision for income taxes	204,178	234,464

Provision for income taxes	68,604	75,029
Net income	$135,574	$159,435

Net income per share:
Basic	$2.11	$2.37
Diluted	$2.06	$2.29

Weighted average common shares outstanding:
Basic	64,105	67,279
Diluted	65,826	69,554

	SALES (Unaudited) THREE MONTHS ENDED JUNE 30,
			Percentage
(In thousands)	2008	2007	Change

Wholesale / US Nutrition	$283,645	$248,177	14%

North American Retail	50,415	55,666	-9%

European Retail	145,670	152,688	-5%

Direct Response / E-Commerce	54,789	46,837	17%

Total	$534,519	$503,368	6%

	GROSS PROFIT PERCENTAGES (Unaudited) THREE MONTHS ENDED JUNE 30,
			Increase
	2008	2007	- Decrease

Wholesale / US Nutrition	41%	42%	-1%

North American Retail	66%	59%	7%

European Retail	62%	64%	-2%

Direct Response / E-Commerce	58%	59%	-1%

Total	51%	52%	-1%

	SALES (Unaudited) NINE MONTHS ENDED JUNE 30,
			Percentage
(In thousands)	2008	2007	Change

Wholesale / US Nutrition	$801,943	$739,874	8%

North American Retail	158,501	166,403	-5%

European Retail	462,337	465,208	-1%

Direct Response / E-Commerce	155,114	146,580	6%

Total	$1,577,895	$1,518,065	4%

	GROSS PROFIT PERCENTAGES (Unaudited) NINE MONTHS ENDED JUNE 30,
			Increase
	2008	2007	- Decrease

Wholesale / US Nutrition	42%	42%	0%

North American Retail	62%	59%	3%

European Retail	62%	64%	-2%

Direct Response / E-Commerce	59%	61%	-2%

Total	52%	52%	0%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	THREE MONTHS ENDED JUNE 30, 2008
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$58,213	$2,587	$—	$31	$60,831

North American Retail	3,445	750	—	18	4,213

European Retail	28,249	3,049	—	49	31,347

Direct Response / E-Commerce	7,849	1,248	—	23	9,120

Segment Results	97,756	7,634	—	121	105,511

Corporate / Manufacturing	(28,786)	5,749	3,721	537	(18,779)

Total	$68,970	$13,383	$3,721	$658	$86,732

	THREE MONTHS ENDED JUNE 30, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$54,581	$2,772	$—	$—	$57,353

North American Retail	(45)	895	—	550	1,400

European Retail	36,562	2,768	—	—	39,330

Direct Response / E-Commerce	11,787	1,254	—	—	13,041

Segment Results	102,885	7,689	—	550	111,124

Corporate / Manufacturing	(25,863)	5,602	3,819	—	(16,442)

Total	$77,022	$13,291	$3,819	$550	$94,682

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

	NINE MONTHS ENDED JUNE 30, 2008
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$153,701	$7,858	$—	$79	$161,638

North American Retail	3,103	2,404	—	384	5,891

European Retail	97,582	9,081	—	90	106,753

Direct Response / E-Commerce	30,722	3,988	—	43	34,753

Segment Results	285,108	23,331	—	596	309,035

Corporate / Manufacturing	(80,930)	17,707	11,239	930	(51,054)

Total	$204,178	$41,038	$11,239	$1,526	$257,981

	NINE MONTHS ENDED JUNE 30, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$152,918	$8,331	$—	$—	$161,249

North American Retail	2,026	3,029	—	1,134	6,189

European Retail	119,091	8,333	—	—	127,424

Direct Response / E-Commerce	39,878	3,782	—	—	43,660

Segment Results	313,913	23,475	—	1,134	338,522

Corporate / Manufacturing	(79,449)	18,562	13,036	—	(47,851)

Total	$234,464	$42,037	$13,036	$1,134	$290,671

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars and shares in thousands, except per share amounts)	June 30, 2008	September 30, 2007

Current assets:
Cash and cash equivalents	$121,976	$92,902
Investments	19,997	121,382
Accounts receivable, net	103,603	98,454
Inventories	404,760	384,990
Deferred income taxes	21,856	21,441
Prepaid expenses and other
current assets	55,116	54,460

Total current assets	727,308	773,629

Property, plant and equipment, net	322,694	323,154
Goodwill	250,057	251,753
Intangible assets, net	151,803	157,548
Other assets	33,683	28,851

Total assets	$1,485,545	$1,534,935

Current liabilities:
Current portion of long-term debt	$965	$989
Accounts payable	76,736	71,852
Accrued expenses and other current liabilities	121,040	125,533
Total current liabilities	198,741	198,374

Long-term debt, net of current portion	208,999	210,106
Deferred income taxes	59,443	61,788
Other liabilities	12,044	8,697
Total liabilities	479,227	478,965

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 61,034 shares at June 30, 2008 and 67,118 shares at September 30, 2007	488	537
Capital in excess of par	140,783	143,244
Retained earnings	821,491	864,852
Accumulated other comprehensive income	43,556	47,337
Total stockholders’ equity	1,006,318	1,055,970

Total liabilities and stockholders’ equity	$1,485,545	$1,534,935

NBTY, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	For the nine months ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$135,574	$159,435
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of property, plant and equipment	441	1,716
Depreciation and amortization	41,038	42,037
Foreign currency transaction gain	(1,594)	(2,012)
Stock-based compensation	1,176	—
Amortization and write-off of deferred charges	562	1,698
Allowance for doubtful accounts	(543)	(500)
Inventory reserves	5,676	5,866
Deferred income taxes	1,372	11,087
Excess income tax benefit from exercise of stock options	(4,984)	(2,356)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,376)	(4,455)
Inventories	(26,438)	(24,694)
Prepaid expenses and other current assets	13,189	16,725
Other assets	(1,445)	(433)
Accounts payable	675	13,675
Accrued expenses and other liabilities	472	(11,374)
Net cash provided by operating activities	161,795	206,415

Cash flows from investing activities:
Purchase of property, plant and equipment	(32,740)	(41,927)
Proceeds from sale of property, plant and equipment	709	97
Purchase of available-for-sale investments	(364,917)	(374,869)
Proceeds from sale of available-for-sale investments	463,087	239,603
Cash paid for acquisitions, net of cash acquired	(5,072)	(37,005)
Acquisition deposit	(11,500)	—
Cash collateral securing loan	—	(18,698)
Net cash provided by (used in) investing activities	49,567	(232,799)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(720)	(652)
Payments for financing fees	—	(1,649)
Excess income tax benefit from exercise of stock options	4,984	2,356
Proceeds from stock options exercised	3,852	892
Purchase of treasury stock (subsequently retired)	(188,432)	—
Net cash (used in) provided by financing activities	(180,316)	947

Effect of exchange rate changes on cash and cash equivalents	(1,972)	4,384

Net increase (decrease) in cash and cash equivalents	29,074	(21,053)

Cash and cash equivalents at beginning of the period	92,902	89,805

Cash and cash equivalents at end of the period	$121,976	$68,752